Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE
BUTLER NATIONAL CORPORATION REPURCHASES 2.41 MILLION SHARES Corporation Establishes New Stock Repurchase Program and Closes 2016 Program
New Century, Kansas, August 13, 2025 - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul and a recognized provider of gaming management services, announces that the Company has repurchased 2.41 million of its outstanding shares of common stock since April 30, 2025. The average price paid per share repurchased since April 30, 2025 was $1.51.

As a result, the Company closed its 2016 Stock Repurchase Program and established a new $5 million 2025 Stock Repurchase Program that is authorized through April 2027. At current market prices, after giving effect to these recent transactions, this represents authorization to repurchase approximately 4.8% of 64,854,736 outstanding shares.

“The Butler National Board of Directors has made stock repurchases a priority. Management has worked diligently to repurchase Butler National common stock through private transactions when larger amounts of shares become available,” commented Jeffrey D. Yowell, Executive Chairman. “The new Stock Repurchase Program reflects the commitment of our Board of Directors to enhancing shareholder value and our confidence in Butler National’s long-term growth prospects,” concluded Mr. Yowell.

For the 2.41 million shares repurchased, as of the end of the first quarter on July 31, 2025, the Company had paid the sellers $2.9 million and had remaining payment obligations of $0.9 million due before December 31, 2025.

Under the program, Butler National Corporation plans to repurchase shares of its common stock in open market and privately negotiated transactions in accordance with federal securities laws. Management will determine the actual timing, number and value of the shares repurchased under the program, which will depend on a number of factors, including the price of the common stock, general market and economic conditions and applicable legal requirements.

About Butler National Corporation

Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the design, manufacture, sale and service of structural modifications, design, integration and installation of electronic equipment, systems and technologies that enhance aircraft operations, and the design, manufacture and sale of defense related articles.

Additionally, we operate Federal Aviation Administration (the “FAA”) Repair Stations. Companies in Aerospace Products concentrate on products and services for Learjet, Textron Beechcraft, King Air, and Textron Cessna turboprop aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 15 table games and a DraftKings branded sportsbook.

See our website: www.butlernational.com

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For investor information, contact:
David Drewitz, Investor Relations
david@creativeoptionscommunications.com
972-814-5723

Or email:
Mackenzie Giller, Operations
gmiller@butlernational.com